Exhibit 4.52

Internet Services & Consulting Contract

THIS AGREEMENT, dated the 26th of June, 2006 is between:

Nevada Geothermal Power Inc. located at 900 - 409 Granville Street Vancouver, BC V6C 1T2 Canada (hereinafter referred to as the "Company")

And

Inveslogic Inc. located at Suite 214, 288 W 8th Ave, Vancouver BC Canada WY 1 NY (hereinafter referred to as "Inveslogic")

WHEREAS, Inveslogic is in the business of assisting public and private companies in Internet marketing and public relations, and provides an Internet and investor information website and corporate communications service, and

WHEREAS, the Company recognizes that Inveslogic is not in the business of investor relations, stock brokerage, underwriting, investment advice, activities which require registration or approval under either the Securities Act of 1933 (hereinafter "the Act") or the Securities and Exchange Act of 1934 (hereinafter "the Exchange Act"), or any Canadian provincial or federal securities legislation, nor does it offer services to the Company which may require regulation under any federal, provincial or state securities laws; and

WHEREAS, the Company desires to retain Inveslogic to provide certain services for the Company and Inveslogic is willing to provide such services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DUTIES AND SERVICES

1.

The Company hereby engages Inveslogic to provide Internet Marketing services as generally outlined in Addendum 1.

EFFECTIVE DATE, TERM AND TERMINATION.

2.

This Agreement shall be effective on the date signed and continue for thirty days. Thereafter this Agreement will continue on a month to month basis until terminated in accordance with its terms. This Agreement can only be modified if mutually agreed in writing. The Company may terminate this Agreement for convenience upon thirty (30) days written notice to Inveslogic. Inveslogic may terminate this Agreement for convenience upon sixty (60) days written notice to the Company. Either party may terminate this Agreement at any time for cause by providing written notice to the other party.

COMPENSATION

3.

The Company agrees to compensate Inveslogic for the Services provided as follows:

(a) Fees due upon signing of the agreement:

Set up fee

$0.00

Payment of first month's Internet Consulting fee

$500.00

(b) Internet Consulting fees of $500.00 a month are payable thereafter on a monthly basis in advance at the end of each thirty (30) day period from the date of the signing of this Agreement for its duration.

LIMITATIONS ON USE OF THE INVESLOGIC WEBSITE

4.

The Company acknowledges the following restrictions in connection with the Services provided under this Agreement:

a. Other than content provided by the Company to Inveslogic, the content available through the Inveslogic website (the “Inveslogic Content”) is the property of Inveslogic or its licensors and is protected by copyright and other intellectual property laws.  The Company may display or print the content available through the web portal for personal, non-commercial use only.

b. The Company agrees not to sell, publish, distribute, retransmit or otherwise provide access to the Inveslogic Content published through the web portal to any third party provided that the Company included standard hyperlinks and all appropriate copyright and other proprietary rights notices in the same form in which the notices appear on the Inveslogic website, and the phrase “Used with permission from Inveslogic”.  The Company must also provide Inveslogic with a copy of any announcement prior to making it public so Inveslogic can ensure that is it correctly presented.

c. The Company agrees not to create abstracts from, scrape or display headlines from Inveslogic content for use on another web site or service without receiving prior permission in writing from Inveslogic.  The Company also agrees not to post any content from Inveslogic’s website to newsgroups, mail lists or electronic bulletin boards, without its prior written consent.

d. The Company agrees not to use the web portal for any unlawful purpose. Inveslogic reserves the right to terminate or restrict the Company’s access to the web portal if, in its opinion, the Company’s use of the web portal may violate any laws, infringe upon another person’s rights or violate the terms of this Agreement.

THIRD PARTY WEB SITES, SERVICES AND SOFTWARE

5.

The Company acknowledges and agrees that Inveslogic may link to, or promote, websites, services or software from other companies on the web portal. It also agrees that Inveslogic is not responsible for, and does not control, such web sites, services or software.

APPROVAL OF WEBSITE CONTENT

6.

All content created by Inveslogic on behalf of the Company shall be approved by the Company prior to its publication on the Inveslogic website. Notification and subsequent approval may be provided via email.

7.

All content provided to Inveslogic by the Company for publication on the Inveslogic website shall be approved by the Company in writing or via email prior to its publication on the Inveslogic website.

8.

The Company acknowledges that the Services provided by Inveslogic are for general information only and does not constitute investment or investor relations advice. From time to time, InvesLogic may provide links to other web sites published by independent third parties. The Company further acknowledges that the content on such third party web sites do not reflect the views of InvesLogic. The Company also acknowledges that Inveslogic may discontinue or change the website or its availability to the Company at any time.

ADDITIONAL TERMS AND NOTICES

9.

Information gathered and displayed by Inveslogic about individual companies, organizations, government agencies, and other groups is provided for informational purposes only and is not intended for trading purposes or for the evaluation of those organizations for any other purpose. InvesLogic shall not be liable for any errors or delays in content, or for any actions taken in reliance thereon.

INDEMNIFICATION.

10.

The Company agrees to indemnify and hold harmless Inveslogic and its respective officers, directors, agents and employees, against any costs, losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any lawsuit or legal action that the Company is part of and in which Inveslogic is named or in any action resulting from any activity in which Inveslogic is named as acting on behalf of or in furtherance of the Company, or as a result of any untrue statement or alleged untrue statement of any material fact contained in any Company materials provided to Inveslogic by the Company for use on the Inveslogic web site or approved for use on the Inveslogic web site including any materials prepared by Inveslogic on behalf of the Company and approved by the Company or any agent or consultant acting on behalf of the Company, or contained in any press release, registration statement, preliminary prospectus, prospectus, or any amendment or supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and will indemnify and cover all costs and expenses of Inveslogic, or any other related person named in conjunction with any suit or action, for any legal or other expenses reasonably incurred by Inveslogic, or any such other person, in connection with investigation or defending any such Loss, claim, damage, liability, or action, suit or proceeding. The Company will hold Inveslogic harmless for any resulting damages incurred by Inveslogic as a result of any such action or suit.

DISCLAIMERS OF WARRANTIES AND LIMITATIONS ON LIABILITY.

12.

THE COMPANY AGREES THAT ITS ACCESS TO AND USE OF INVESLOGIC WEB PORTAL AND THE CONTENT AVAILABLE THROUGH SUCH PORTAL IS ON AN "AS-IS", "AS AVAILABLE" BASIS AND INVESLOGIC SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. INVESLOGIC INC. AND ITS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND LICENSORS (COLLECTIVELY, "INVESLOGIC") WILL NOT BE LIABLE (JOINTLY OR SEVERALLY) TO THE COMPANY OR ANY OTHER PERSON AS RESULT OF THE COMPANY'S ACCESS OR USE OF THE INVESLOGIC WEB SITE FOR INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST SAVINGS OR LOST REVENUES (COLLECTIVELY, THE "EXCLUDED DAMAGES"), WHETHER OR NOT CHARACTERIZED IN NEGLIGENCE, TORT, CONTRACT, OR OTHER THEORY OF LIABILITY, EVEN IF INVESLOGIC HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN ANY OF THE EXCLUDED DAMAGES, AND IRRESPECTIVE OF ANY FAILURE OF AN ESSENTIAL PURPOSE OF A LIMITED REMEDY. IF ANY APPLICABLE AUTHORITY HOLDS ANY PORTION OF THIS SECTION TO BE UNENFORCEABLE, THEN INVESLOGIC'S LIABILITY WILL BE LIMITED TO THE FULLEST POSSIBLE EXTENT PERMITTED BY APPLICABLE LAW.

GENERAL

13.

This Agreement contains the final and entire agreement between the Company and Inveslogic regarding the Services and supersedes all previous and contemporaneous verbal or written negotiations, understandings, or agreements regarding the subject matter hereof.

14.

The Company may not assign its rights or obligations under this Agreement to anyone. The parties agree that this Agreement, as well as any and all claims arising from this Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia without regard to any conflict or choice of law principles. The sole jurisdiction and venue for any litigation arising out of this Agreement will be an appropriate federal or provincial court located in the Province of British Columbia. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

15.

All notices and other communications required or permitted to be made or given pursuant to this Agreement, to be effective, shall be in writing and shall be delivered personally, telecopied or sent by first class prepaid mail to the party concerned at the address for such party specified as listed on page one above. Except as otherwise provided in this Agreement, any such notice or communication shall be deemed to have been given, if delivered by hand, or by telecopier, on the day given or received, and if mailed, four business days following the date of posting; provided that if there shall be at the time of mailing or within four business days thereof a mail strike or other labour dispute that might affect delivery by mail, then the notice or other communication shall be effective only when actually delivered or received.

16.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures sent to the other parties by facsimile or other electronic transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party.

17.

If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect.

18.

All of the terms and provisions of this Agreement shall be binding upon and ensure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

For Inveslogic Inc.: For the Company:

/s/ Jose Perez	/s/ Brian D. Fairbank
Authorized Signatory:	Authorized Signatory:

Jose Perez	Brian D. Fairbank
Name	Name

Bur. Development	CEO and President
Title	Title